Exhibit 10.66

EXECUTION VERSION

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement and Mutual Releases (the “Agreement”) is entered into as of January 31, 2018 (the “Effective Date”) by and between Teva Pharmaceutical Industries Ltd. (“Teva”) and Allergan plc (“Allergan”). Teva and Allergan shall be referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on July 26, 2015, the Parties entered into a Master Purchase Agreement which was amended by the First Amendment to the Master Purchase Agreement dated as of June 9, 2016, the Second Amendment to the Master Purchase Agreement dated as of July 5, 2016 and the Third Amendment to the Master Purchase Agreement dated as of July 11, 2016 (the “MPA”) through which Teva acquired the Business (the “Transaction”) (capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the MPA);

WHEREAS, on August 2, 2016 (the “Closing Date”), the Transaction closed and Teva became the owner of the Business;

WHEREAS, after the Closing Date, the Parties initiated arbitration under Section 3.3 of the MPA in response to Teva’s claim for a purchase price adjustment of nearly $1.5 billion (inclusive of all Claims by either Party under Section 3.3 of the MPA, the “Working Capital Dispute”);

WHEREAS, Teva and Allergan have made submissions to the Reporting Accountants in connection with the Working Capital Dispute (the “Submissions”);

WHEREAS, on October 30, 2017, Teva asserted several claims for indemnification under Section 12.2 of the MPA (“October 2017 Notice”), including reiterating, restating, and updating claims for indemnification made on November 30, 2016 (such claims for indemnification, together with the claims for indemnification in the October 2017 Notice, the “Teva Asserted Claims”) (the Teva Asserted Claims, collectively with any indemnification claims that Teva potentially could assert now or in the future under Section 12.2(a)(i) or Section 12.2(a)(iv) of the MPA, are referred to as the “Teva Indemnification Claims”);

WHEREAS, on November 2, 2017, Allergan asserted several claims for indemnification under Section 12.3 of the MPA (the “November 2017 Notice”), including reiterating, restating and updating claims for indemnification made on November 18, 2016 and July 13, 2017 (such claims for indemnification in the November 2017 Notice, the “Allergan Asserted Claims”) (the Allergan Asserted Claims, collectively with any indemnification claims that Allergan potentially could assert now or in the future under Section 12.3(a)(i) of the MPA, are referred to as the “Allergan Indemnification Claims”);

WHEREAS, by this Agreement, the Parties desire to resolve any and all disputes arising out of, relating to, or in any way connected to the MPA, including but not limited to the Working Capital Dispute, the Teva Indemnification Claims and the Allergan Indemnification Claims, and to avoid future disputes under the MPA; it is the Parties’ intention that, on and after the date hereof, (i) the only remedies available to Teva under the MPA are (A) indemnification under

Section 12.2(a)(ii) of the MPA for unknown breaches by Allergan of covenants that were intended to be performed by Allergan after the Closing, (B) indemnification under Section 12.2(a)(iii) of the MPA (Excluded Liability), and (C) specific enforcement of Allergan’s ongoing covenants; and (ii) the only remedies available to Allergan under the MPA are (A) indemnification under Section 12.3(a)(ii) of the MPA for unknown breaches by Teva of covenants that were intended to be performed by Teva after the Closing, (B) indemnification under Section 12.3(a)(iii) (Assumed Liability) or Section 12.3(a)(iv) of the MPA (Liabilities and Claims relating to the operation of the Acquired Assets), and (C) specific enforcement of Teva’s ongoing covenants;

WHEREAS, this Agreement is entered into for purposes of compromise and settlement only;

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and representations contained in this Agreement, and in exchange for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT AND MUTUAL RELEASES

1.	No Admissions. This Agreement is being entered into solely to avoid lengthy, costly and time-consuming disputes. By entering into this Agreement, no Party is admitting any liability or wrongdoing whatsoever, and each Party continues to deny any and all liability and wrongdoing. This Agreement shall not be construed as an admission by either Party as to the merits of any position adopted by the other Party.

2.	Dismissal of the Working Capital Dispute. Within two (2) Business Days of the Effective Date, the Parties shall jointly notify the Reporting Accountants that the Parties have reached an agreement in principle for the resolution of the Working Capital Dispute and that the Reporting Accountants should cease any and all activities relating to the Working Capital Dispute pending further instructions from the Parties. Within one (1) Business Day of the payment contemplated in Section 3 hereof, the Parties shall jointly notify the Reporting Accountants that the Working Capital Dispute has been finally and fully resolved and that the arbitration is terminated. The Parties shall split evenly any external costs or expenses associated with the Working Capital Dispute, including the fees and disbursements of the Reporting Accountants, but excluding the fees and expenses of the Parties’ respective advisors. Upon payment of the Settlement Amount, Allergan’s obligations under Section 3.3(g) and Section 3.3(h) of the MPA shall be fully satisfied.

3.	Payment. Within thirty (30) days following the Effective Date, Allergan shall pay Teva the sum of US $700,000,000 (the “Settlement Amount”). The Settlement Amount shall be paid by wire transfer to the following Teva account:

MIZRAHI TEFAHOT BANK LTD IL92 0204 6100 0000 0198 781

Main Branch, Tel Aviv

Branch No: 461

Account No: 198781

Swift: MIZBILIT

Beneficiary: Teva Pharmaceutical Industries Ltd.

4.

Agreed Liabilities and Indemnification; Third Party Claim Indemnification Procedures. Teva agrees, on behalf of itself and each of its successors-in-interest and assigns, that it shall assume, and shall be or become responsible for (i) any Liabilities or Losses arising from the Third Party Claims listed on Exhibit A hereto, (ii) any Liabilities or Losses arising from the Third Party Claims listed on Exhibit B hereto or arising from any other Third Party Claim, in each case to the extent such Liabilities or Losses are based upon generic opioid drugs that are Products, and (iii) any Liabilities, Losses or Claims that are, directly or indirectly, jointly or severally, asserted against or imposed on Allergan, its respective Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (the “Allergan Parties”) to the extent such Liabilities, Losses or Claims are based on parent or control liability or a substantially similar theory in connection with any Proceeding involving (1) a member of the Transferred Group and (2) a Product or the Business (collectively, (i), (ii) and (iii), the “Teva Agreed Liabilities”). For the avoidance of doubt, any Liabilities or Losses arising from the Third Party Claims listed on Exhibit B hereto or arising from any other Third Party Claim, in each case to the extent such Liabilities or Losses are based upon branded opioid drugs of the Retained Business that are not Products, are Excluded Liabilities under the MPA for which Teva is entitled to indemnification under Section 12.2(a)(iii) of the MPA. Teva further agrees that it will indemnify, defend and hold harmless the Allergan Parties, from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Allergan Parties, whether in respect of third party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon the underlying facts of, with respect to or by reason of the Teva Agreed Liabilities. Teva shall have 90 days from the Effective Date to notify Allergan that it desires to defend Allergan against any of the matters listed on Exhibit A hereto in accordance with the terms of Section 12.4 of the MPA. Unless otherwise agreed by the Parties, (i) Allergan shall be responsible for the defense of Third Party Claims involving opioid drugs to the extent such Third Party Claims are based upon branded opioid drugs of the Retained Business that are not Products and (ii) Teva shall be responsible for the defense of Third Party Claims involving opioid drugs to the extent such Third Party Claims are based upon generic opioid drugs that are Products. In the case of Third Party Claims that involve both (i) branded opioid drugs of the Retained Business that are not Products and (ii) generic opioid drugs that are Products, the Parties shall (x) each be responsible for the defense of such Third Party Claims in accordance with the immediately prior sentence and (y) cooperate with each other to enable the proper and adequate defense of such Third Party Claim. Each Party further agrees to provide the other Party by no later than February 28, 2018 a supplemental list which includes all additional known Third Party Claims based upon opioid drugs received by such Party on or before February 25, 2018 (“Supplemental Opioid Case List”), which shall be in substantially the same format as Exhibit B; any Third Party Claims appearing on Exhibit B (or the Supplemental Opioid Case List) shall be deemed to have been notified by each Party in compliance with Section 12.4 of the MPA. On or before the first Business Day of each month beginning after March 31, 2018, each Party shall provide the other Party with a list of additional Third Party Claims based upon opioid drugs that have been filed and served upon the Party on or prior to the third to last Business Day of the prior month (“Monthly Opioid

Case List”). The Monthly Opioid Case List shall be in substantially the same format as Exhibit B and the Supplemental Opioid Case List, and each Party may request a copy of a complaint listed thereon. The Parties’ respective rights and obligations pursuant to Section 12.4 of the MPA shall otherwise remain unchanged, including but not limited to the Parties’ obligations to cooperate following the date hereof to ensure the proper and adequate defense of a Third Party Claim.

5.	Mutual Releases.

(a)	Teva, for itself and its past and present parents, subsidiaries, affiliates, directors, managers, officers, shareholders, employees, attorneys, agents, representatives, predecessors, successors and assigns, hereby fully and forever releases and discharges Allergan and its past and present parents, subsidiaries, affiliates, directors, managers, officers, shareholders, employees, attorneys, agents, representatives, predecessors, successors and assigns, from any and all claims, counterclaims, demands, damages, debts, liabilities, attorneys’ fees, actions, causes of action, obligations and demands whatsoever, whether fixed or contingent, at law or in equity, and now known or unknown (each, a “Claim”), (i) arising from or in any way relating to (A) the Working Capital Dispute, (B) the Teva Indemnification Claims (except for any Liabilities or Losses arising from the Third Party Claims listed on Exhibit B hereto or arising from any other Third Party Claim, in each case to the extent such Liabilities or Losses are based upon branded opioid drugs of the Retained Business that are not Products), (C) the Teva Agreed Liabilities, (D) any breach or alleged breach by Allergan of any representation or warranty contained in the MPA, (E) any breach or alleged breach by Allergan of any covenant in the MPA that was intended to be performed by Allergan or its Affiliates on or prior to the Closing, (F) any breach or alleged breach by Allergan prior to the date hereof of any covenant in the MPA that was intended to be performed by Allergan or its Affiliates after the Closing (an “Allergan Post-Closing, Pre-Settlement Covenant Breach”) other than any Allergan Post-Closing, Pre-Settlement Covenant Breach the material underlying facts of which are unknown to Teva as of the date hereof or (G) the historical financial statements of the Business or the Transferred Group, including any Claim that such financial statements do not comply with U.S. GAAP or any other applicable accounting standards or Laws, or (ii) for any Losses resulting from any potential Claims that are referenced in the Submissions (collectively, the “Teva Released Claims”).

(b)

Allergan, for itself and its past and present parents, subsidiaries, affiliates, directors, managers, officers, shareholders, members, employees, attorneys, agents, representatives, predecessors, successors and assigns, hereby fully and forever releases and discharges Teva and its past and present parents, subsidiaries, affiliates, directors, managers, officers, shareholders, employees, attorneys, agents, representatives, predecessors, successors and assigns, from any and all Claims (i) arising from or in any way relating to (A) the Working Capital Dispute, (B) the Direct Claims specified in the November 2017 Notice, (C) the Third Party Claims for indemnification listed on Exhibit C hereto, (D) any breach or alleged breach by Teva of any representation or warranty contained in the MPA, (E) any breach or alleged breach by Teva of any covenant in the MPA that was intended to be performed by Teva or its Affiliates on or prior to the Closing or (F) any breach or alleged breach by Teva prior to the date hereof of any covenant in the MPA that was intended to be performed by Teva or its Affiliates after the Closing (a “Teva Post-Closing, Pre-Settlement Covenant Breach”) other than any Teva Post-Closing, Pre-Settlement Covenant Breach the material underlying facts of which are unknown to Allergan as of the date hereof, or (ii) for any Losses resulting from any potential Claims that are referenced in the Submissions (collectively, the “Allergan Released Claims”).

(c)	Except as provided herein, (i) Teva shall continue to have rights to indemnification under Section 12.2(a)(ii) and Section 12.2(a)(iii) of the MPA; and (ii) Allergan shall continue to have rights to indemnification under Section 12.3(a)(ii), Section 12.3(a)(iii) and Section 12.3(a)(iv) of the MPA. For the avoidance of doubt, (i) Teva shall be prohibited from asserting any of the Teva Released Claims as Claims under Section 12.2(a)(iii) of the MPA, (ii) Allergan shall be prohibited from asserting any of the Allergan Released Claims as Claims under Section 12.3(a)(iii) or Section 12.3(a)(iv) of the MPA and (iii) the rights and obligations of the Parties under Section 9.1 of the MPA shall remain in effect.

(d)	The Parties acknowledge that the releases in this Agreement may include a release of claims, counterclaims, demands, damages, debts, liabilities, attorneys’ fees, actions, causes of action, obligations and demands whatsoever, whether fixed or contingent, at law or in equity that are unknown or unsuspected. The Parties hereby waive any common law or statutory doctrine or provision that limits the effect of a release of unknown or unsuspected claims, counterclaims, demands, damages, debts, liabilities, attorneys’ fees, actions, causes of action, obligations and demands whatsoever, whether fixed or contingent, at law or in equity. The releases in this Agreement are to be interpreted as broadly as the law allows.

(e)	Teva represents and warrants to Allergan that no Buyer Indemnified Party has received any Third Party Claim against a Buyer Indemnified Party other than (i) the Teva Indemnification Claims and (ii) any Third Party Claims based upon any branded or generic opioid drugs.

(f)	Allergan represents and warrants to Teva that no Seller Indemnified Party has received any Third Party Claim against a Seller Indemnified Party other than (i) the Allergan Indemnification Claims and (ii) the Third Party Claims listed on Exhibit A or Exhibit B hereto and any Third Party Claims based upon any branded or generic opioid drugs.

6.	Covenant Not to Sue and Agreement to Indemnify.

(a)

Teva agrees, on behalf of itself and each of its current and former directors, officers, employees, representatives, agents, controlling entities or persons, predecessors or successors-in-interest and assigns, (i) that it will neither initiate nor continue any claims, suits, actions, arbitrations or proceedings that seek any relief based upon the Teva Released Claims or the Teva Agreed Liabilities and (ii) that it will not assign or otherwise transfer the Teva Released Claims to any party. Teva further agrees that it will indemnify Allergan for any and all costs, charges or expenses, including but not limited to reasonable attorneys’ fees, incurred in connection with any breach of this Section 6(a).

(b)	Allergan agrees, on behalf of itself and each of its current and former directors, officers, employees, representatives, agents, controlling entities or persons, predecessors or successors-in-interest and assigns, (i) that it will neither initiate nor continue any claims, suits, actions, arbitrations or proceedings that seek any relief based upon the Allergan Released Claims and (ii) that it will not assign or otherwise transfer the Allergan Released Claims to any party. Allergan further agrees that it will indemnify Teva for any and all costs, charges or expenses, including but not limited to reasonable attorneys’ fees, incurred in connection with any breach of this Section 6(b).

7.	Representations and Warranties of the Parties. The Parties represent and warrant to one another that:

(a)	Such Party has the legal right, capacity and authority to enter into this Agreement;

(b)	Such Party has taken all necessary corporate and legal actions, as applicable, to duly approve the making and performance of this Agreement;

(c)	This Agreement has been validly executed and delivered by such Party and constitutes its valid and binding obligation, enforceable against the Party in accordance with the terms hereof;

(d)	Neither the execution nor performance of this Agreement by such Party constitutes or will constitute a violation or breach of such Party’s charter or bylaws (or comparable documents, as applicable);

(e)	Neither the execution nor the performance of this Agreement will constitute a violation or breach of any law, order, injunction, judgment, statute or regulation applicable to such Party or constitutes or will constitute a material default (or would, with the passage of time or the giving of notice, or both, constitute such a default) under any material contract, agreement or other instrument to which such Party is a party or by which it is bound;

(f)	Such Party has not relied upon any document, statement, representation, promise, inducement, understanding or information made or provided by any other Party or its representatives except as expressly set forth in this Agreement, and such Party has relied solely upon its own due diligence and independent judgment concerning this Agreement and the Party’s decision to enter into this Agreement;

(g)	Such Party has read this Agreement and fully understands all of its terms, covenants, conditions, provisions and obligations and such Party believes that this

Agreement is a fair, just and reasonable resolution of the Working Capital Dispute, the Teva Indemnification Claims and the Allergan Indemnification Claims;

(h)	Such Party specifically acknowledges that this Agreement shall not be subject to any claim of mistake of fact, that it expresses a full and complete settlement between the Parties, and that regardless of the adequacy or inadequacy of the consideration described herein, this Agreement is intended to be a final and complete settlement of claims and obligations between the Parties described herein as covered by this Agreement; and

(i)	Such Party has not assigned or transferred any Claim or interest in any claim that is the subject of the releases in this Agreement.

8.	Multiple Counterparts. This Agreement: (i) may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall be binding upon the person or entity executing the same; and (ii) may be executed by a signature page delivered by facsimile or email, in which case the person or entity so executing this Agreement shall promptly thereafter deliver its originally executed signature page (but the failure to deliver an original shall not affect the binding nature of such person’s or entity’s signature).

9.	Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws provisions.

10.

Dispute Resolution. Any dispute, controversy or claim relating to the interpretation or construction of Sections 4 or 5 of this Agreement, or to the determination of whether a claim for indemnification made by a Party under Sections 12.2 or 12.3 of the MPA is, in fact, subject to indemnification under the MPA, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Non-Administered Arbitration (“Rules”) as in effect on the date of the Agreement, or such other rules and procedures as the Parties may agree. The arbitration will be conducted before a panel of three arbitrators, to be selected in accordance with the screened selection process provided in the Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. Except as otherwise agreed by the Parties, the arbitrators shall issue an award within ninety (90) days of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. Any claims for indemnification sought by Allergan involving allegations against the Transferred Group that relate to Claims based upon (i) contracts for services related to generic drugs that are Products or (ii) alleged or actual violations of competition or antitrust Laws in the generic drug market involving Products (other than any such violation of competition or antitrust Laws relating to any litigation settlement agreement between Allergan and Teva (or between their respective Affiliates)), shall be subject to a rebuttable presumption by the arbitrators that such claims are subject to indemnification by Teva under the MPA. Any claims for indemnification sought by Teva involving allegations against the Transferred Group that relate to Claims based upon (i) contracts for services related to branded drugs of the Retained Business that are not Products or (ii) alleged or actual violations of competition or antitrust Laws in the branded drug market involving products of the Retained Business that are not Products (other than any such violation of competition or antitrust Laws relating to any litigation settlement agreement between Allergan and Teva (or between their respective Affiliates)), shall be subject to a rebuttable presumption by the arbitrators that such claims are subject to indemnification by Allergan under the MPA. In the event the arbitrators determine that the rebuttable presumption is inapplicable, the arbitrators will then proceed to determine whether the claim for indemnification is subject to indemnification under the MPA. Any award issued by the arbitrators shall be final, binding and conclusive on the Parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The prevailing party in any arbitration conducted under this provision will be entitled to an award of all fees, costs and expenses of the arbitrators and the arbitration (including, for the avoidance of doubt, reasonable attorneys’ fees).

11.	No Effect on Manufacturing Agreements. Nothing in this Agreement shall modify or in any way affect the parties’ rights and obligations under any manufacturing or supply agreements between Allergan and Teva (or between their respective Affiliates).

12.	Kadian Agreement. Teva shall, and shall cause its Controlled Affiliates to, (i) cooperate with Allergan to assign the Asset Purchase Agreement, dated December 17, 2008, by and between Actavis Elizabeth, LLC and King Pharmaceuticals, Inc. (the “Kadian Agreement”) to Allergan or its Affiliate, such assignment to be effectuated by an agreement mutually satisfactory to Teva and Allergan, and (ii) prior to the assignment of the Kadian Agreement to Allergan or its Affiliate, cooperate with Allergan to provide Allergan with the benefits of the Kadian Agreement, including cooperation in asserting any indemnification rights of Actavis Elizabeth, LLC (or its successors and assigns) under the Kadian Agreement. Following the assignment of the Kadian Agreement to Allergan or its Affiliate, Allergan shall, and shall cause its Controlled Affiliates to, cooperate with Teva to provide Teva with the benefits of the Kadian Agreement that relate to the authorized generic of Kadian®, including cooperation in asserting any indemnification rights of Teva or its Controlled Affiliates under the Kadian Agreement with respect to any Liabilities or Losses to the extent such Liabilities or Losses are based upon or related to the authorized generic of Kadian®.

13.	No Modification. This Agreement may only be modified or amended by a writing dated after the date hereof and signed by each of the Parties.

14.	Construction.

(a)	This Agreement shall be construed so that the word “including” means “including without limitation;” and the singular shall include the plural and vice versa.

(b)	For the avoidance of doubt, “Products” as used in this Agreement shall exclude any products that are Excluded Assets.

(c)	Titles or headings contained in this Agreement are included only for ease of reference and will have no substantive effect.

(d)	None of the Parties will be entitled to have any language contained in this Agreement construed against another because of the identity of the drafter.

15.	Confidentiality. Neither of the Parties hereto shall issue, make or cause to be made any disclosures regarding the terms of this Agreement without the written consent of the other Party, except that the Parties (i) may disclose the terms of this Agreement to attorneys, accountants and other advisors retained by the Party; (ii) may make such disclosures as may be required by applicable laws or regulations, provided that the disclosing Party notifies the other Party in writing of any such requirement and the intended disclosure at least two (2) Business Days in advance of any such disclosure; and (iii) may disclose that they entered into a “Settlement Agreement” without disclosing its terms. Either of the Parties may disclose the terms and conditions of this Agreement if such Party receives a subpoena or other process or order to produce this Agreement, provided that such Party shall, prior to any disclosure to any third party, promptly notify the other Parties to this Agreement so that each Party has a reasonable opportunity to respond to such subpoena, process or order. The Party receiving a subpoena, process or order shall (in the first instance) take no action contrary to the confidentiality provisions set forth above, and shall make reasonable efforts to respond only subject to the confidentiality designation available under a protective order in litigation. The Party objecting shall have the burden of defending against such subpoena, process or order. The Party receiving the subpoena, process or order shall be entitled to comply with it, except to the extent that any other Party is successful in obtaining an order modifying or quashing it.

16.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject hereof and supersedes any prior negotiations, representations or agreements, written or oral, with respect to such subject matter; provided, however, that nothing herein shall amend, modify, or supersede the Tax Settlement and Resolution Agreement dated October 15, 2017, which the Parties intend to remain in full force and effect.

17.	Severability. If any term or provision of this Agreement is held to be invalid, illegal or contrary to public policy, such term or provision shall be modified to the extent necessary to be valid and enforceable and shall be enforced as modified; provided, however, that if no modification is possible such provision shall be deemed stricken from this Agreement. In any case, the remaining provisions of this Agreement shall not be affected thereby.

18.	No Waiver. Any waiver of any Party’s rights under this Agreement is only effective if in writing signed by the Party to be charged or its duly authorized representative, and any such waiver shall only be effective for the specific matter waived and shall not be deemed to apply to any other conduct, provision or other matter.

19.	No Assignment. The Parties agree that they have not, and will not, sell, transfer or assign, or purport to sell, transfer or assign, any Claim or interest in any claim that is the subject of the releases in this Agreement.

20.	Allocation of Global Purchase Price. Within thirty (30) days following the Effective Date, Allergan shall deliver to Teva the final allocation of the Global Purchase Price (which, for the avoidance of doubt, shall be reduced by the entire amount of the Settlement Payment) among the Acquired Assets (the “Final PPA”). Teva agrees to treat the Final PPA as the Global Purchase Price Allocation in accordance with the MPA.

21.	Notices. All notices and other communications hereunder shall be in writing, shall be sent by Federal Express or other expedited courier service, and shall be deemed effective and duly given upon delivery to the other Party at the following addresses or to such other addresses as the Parties may notify one another of in accordance with the provision of this Section:

If to Teva:

Teva Pharmaceutical Industries Ltd.

5 Basel Street

Petach Tikva 4951033

Israel

Attention: Chief Legal Officer

Facsimile: +11 972 3 926-7896

With a copy (which does not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue

New York, NY 10103

Attention: Ari Berman

Facsimile: +1 (917) 849-5368

If to Allergan:

Allergan PLC

Clonshaugh Business and Technology Park

Coolock

Dublin, D17 E400

Ireland

Attention: Chief Legal Officer and Secretary

Facsimile: +1 (862) 261-8223

With copies to (which shall not constitute notice):

Allergan plc

5 Giralda Farms

Madison, New Jersey 07940

Attention: Chief Legal Officer and Secretary

Facsimile: +1 (862) 261-8223

and:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Charles K. Ruck

                R. Scott Shean

Facsimile: +1 (212) 751-4864

22.	Independent Legal Advice. This Agreement was negotiated between the Parties at arm’s length. Teva and Allergan acknowledge that they have been advised by their own independently selected counsel and other advisors in connection with this Agreement. Teva and Allergan further acknowledge that they enter into this Agreement solely on the basis of advice from independently selected counsel and on the basis of their own independent investigation of all of the facts, laws and circumstances material to this Agreement or any provision hereof, and not in any manner or to any degree based upon any statement or omission by any other party hereto or its counsel. As such, Teva and Allergan agree that they shall have no basis to challenge, set aside or void this Agreement on grounds of fraud, fraudulent inducement or related legal theories.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives as of the date and year written below.

TEVA PHARMACEUTICAL INDUSTRIES, LTD.	ALLERGAN PLC

/s/ Michael McClellan	/s/ A. Robert D. Bailey
Name: Michael McClellan	Name: A. Robert D. Bailey

Date: January 31, 2018	Date: January 31, 2018

TEVA PHARMACEUTICAL INDUSTRIES, LTD.

/s/ Doron Herman
Name: Doron Herman

Date: January 31, 2018